EXHIBIT 4.2

RULES OF THE CATALYST INTERNATIONAL, INC.
U.K. APPROVED COMPANY SHARE OPTION SCHEME

1	Definitions
1.1	In these Rules, the following words and expressions shall have the following meanings:
	"Approval Date"	the date on which the Scheme is approved by the Board of Inland Revenue under Schedule 9.
	"Associated Company"	has the same meaning as in Section 416 of ICTA 1988.
	"Auditors"	the auditors for the time being of the Company (acting as experts and not as arbitrators).
	"Board"	the Board of Directors of the Company or, except in Rule 10.4, a duly constituted committee thereof.
	"Company"	Catalyst International, Inc.
	"Control"	has the same meaning as in Section 840 of ICTA 1988.
	"Date of Grant"	the date on which an Option is, was, or is to be granted under the Scheme.
"Eligible Employee"

any director of any Participating Company who is required to devote to his duties not less than 25 hours per week (excluding meal breaks) or any employee (other than one who is a director) of any Participating Company, provided that the director or employee is not precluded by paragraph 8 of Schedule 9 from participating in the Scheme.

	"ICTA 1988"	The Income and Corporation Taxes Act 1988.
"Market Value"

on any day on which the Company is quoted on any Stock Exchange recognised by the Inland Revenue for the purposes of Schedule 9 the closing sale price of a share as derived from the Official List of that Stock Exchange on the Date of Grant.

On any day on which the Company is not quoted on any Stock Exchange recognised by the Inland Revenue for the purposes of Schedule 9 the market value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of the Scheme with the Inland Revenue Shares Valuation Division on or before that day.

	"Option"	a right to subscribe for Shares granted (or to be granted) in accordance with the Rules of this Scheme.
	"Option Holder"	an individual to whom an Option has been granted or his personal representatives.
	"Participating Company"	the Company and any other company of which the Company has Control and which is for the time being nominated by the Board to be a Participating Company.
	"Schedule 9"	Schedule 9 ICTA 1988.
	"Schedule 14"	Schedule 14 Finance Act 2000.
	"Scheme"	the employee share option scheme constituted and governed by these rules as from time to time amended.
	"Share"	an ordinary share in the capital of the Company which satisfies the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9.
	"Subscription Price"	the price at which each Share subject to an Option may be acquired on the exercise of that Option determined in accordance with Rule 2.
	"Subsisting Option"	an option which has neither lapsed nor been exercised.
	"UK Company"	Catalyst WMS International Limited

1.2	Where the context so admits the singular shall include the plural and vice versa and the masculine shall include the feminine.
1.3	Any reference in the Scheme to any enactment includes a reference to that enactment as from time to time modified, extended, or re-enacted.
1.4	All provisions of this agreement will apply subject to present and future mandatory provisions of United States Law relating to the Options and shares under Options.
2	Invitation to Apply for Options
2.1

Any time or times not earlier than the Approval Date nor later than the tenth anniversary thereof, the Board may in its absolute discretion select any number of individuals who may at the intended Date of Grant be Eligible Employees and invite them to apply for the grant of Options to acquire Shares in the Company.

2.2	Each invitation shall specify
	i	the date (being neither earlier than 7 nor later than 14 days after the issue of the invitation) by which an application must be made;
ii

the maximum number of Shares over which that individual may on that occasion apply for an Option, being determined at the absolute discretion of the Board save that it shall not be so large that the grant of the Option over that number of Shares would cause the limit specified in Rule 5.1 to be exceeded; and

	iii	the Subscription Price at which Shares may be acquired on the exercise of any Option granted in response to the application.
2.3	Each invitation shall be accompanied by an application in such form, not inconsistent with these Rules, as the Board may determine.
2.4	i	The Subscription Price shall not be less than the nominal value of a Share.
	ii	Subject to Rule 8, the Subscription Price shall not be less than the Market Value of a share on the day the invitation to apply for an Option was issued pursuant to Rule 2.1.
3	Applications for Options
3.1

Not later than the date specified in the invitation, each Eligible Employee to whom an invitation has been issued, in accordance with Rule 2 above, may apply to the Board, using the application form supplied, for an Option over a number of Shares not exceeding the number specified in the invitation.

3.2	Each application shall be accompanied by a payment of £1 in consideration for the Option to be granted.
4	Grant of Options
4.1

Not later than the twenty-first day following the issue of invitations, the Board may grant to each applicant who is still an Eligible Employee an Option over the number of shares specified in his application.

4.2	As soon as possible after Options have been granted, the Board shall issue an option certificate in respect of each Option in such form, not inconsistent with these Rules, as the Board may determine.
4.3

No Option may be transferred, assigned, or charged and any purported transfer, assignment, or charge shall cause the Option to lapse forthwith. Each option certificate shall carry a statement to this effect.

5	Limitations on Grants
5.1	i

Any option granted to an Eligible Employee shall be limited and take effect so that the aggregate Market Value of Shares subject to that Option, when aggregated with the Market Value of shares subject to Subsisting Options, shall not exceed £30,000 or the individual limit set by Schedule 9.

	ii	Any option granted to an Eligible Employee shall be limited and take effect so that the total of:
the aggregate Market Value of Shares subject to that Option;
the Market Value of shares subject to Subsisting Options;
the aggregate Market Value of Shares subject to Option under an Enterprise Management Incentives Scheme established by the Company or any Associated Company thereof; and
the aggregate Market Value of shares subject to Subsisting Options under an Enterprise Management Incentives Scheme established by the Company or any Associated Company thereof shall not exceed £100,000 or the individual limit set by Schedule 14.
5.2	For the purposes of Rule 5.1
i

Options shall include all Options granted under this Scheme and all options granted under any other scheme, not being a savings-related share option scheme, approved under Schedule 9 and established by the Company or any Associated Company thereof;

and
ii

The Market Value of shares shall be calculated as at the time the options in relation to those shares were granted or such earlier time as may have been agreed in writing with the Board of Inland Revenue.

6	Exercise of Options
6.1	Subject to Rule 9 below any Option which has not lapsed may be exercised in whole or in part at any time following the earliest of the following events
	i	the third anniversary of the Date of Grant
	ii	the death of the Option Holder
	iii	the Option Holder ceasing to be a director or employee of any participating Company by reason of injury, disability, redundancy or retirement.
6.2	An Option shall lapse on the earliest of the following events
	i	the tenth anniversary of the date of the grant
	ii	the first anniversary of the Option Holder's death
	iii	30 days following the Option Holder ceasing to be a director or employee of any Participating Company, other than by reason of his death or under the terms of Rule 6.1 (iii)
	iv	six months following the Option Holder ceasing to be a director or employee of any Participating Company under the terms of Rule 6.1 (iii)
	v	unless a release has been effected under Rule 7.4, six months after the Option has become exercisable in accordance with Rule 7
	vi	the Option Holder being adjudicated bankrupt.
7	Takeovers and Liquidations
7.1	If any person obtains Control of the Company or the UK Company as a result of making
i

a general offer to acquire the whole of the issued share capital of the Company or the UK Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company or the UK Company; o r

	ii	a general offer to acquire all the shares in the Company or the UK Company which are of the same class as the Shares then any Subsisting Option may, subject to Rule 7.4 below, be exercised within six months of the time when the person making the offer has obtained Control of the Company or the UK Company and any condition subject to which the offer is made has been satisfied.

7.2

If under Section 425 of the Companies Act 1985, or the equivalent in the United States the Court sanctions a compromise or arrangement proposed for the purposes of, or in connection with, a scheme for the reconstruction of the Company or the UK Company or its amalgamation with any other company or companies, any Subsisting Option may, subject to Rule 7.4 below, be exercised within six months of the Court sanctioning the compromise or arrangement.

7.3

If any person becomes bound or entitled to acquire shares in the Company or the UK Company under Section 428 to 430 of the said Act of 1985 or the equivalent in the United States any Subsisting Option may subject to Rule 7.4 below be exercised at any time when that person remains so bound or entitled.

7.4

If as a result of the events specified in Rules 7.1 or 7.2 a company has obtained Control of the Company or the UK Company, or if a company has become bound or entitled as mentioned in Rule 7.3, the Option Holder may, by agreement with that other company (the "Acquiring Company"), within the Appropriate Period, release each Subsisting Option (the "Old Option") for an option (the "New Option") which satisfies the conditions that it

i

is over shares in the Acquiring Company or some other company falling within paragraph (b) or paragraph (c) of Paragraph 10, Schedule 9 which satisfy the conditions specified in Paragraphs 10 to 14 inclusive of Schedule 9;

ii

is a right to acquire such number of such shares as has on acquisition of the New Option an aggregate Market Value equal to the aggregate Market Value of the shares subject to the Old Option on its release;

	iii	has a subscription price per share such that the aggregate price payable on the complete exercise equals the aggregate price which would have been payable on complete exercise of the Old Option; and
	iv	is otherwise identical in terms to the Old Option.

The New Option shall, for all other purposes of this scheme, be treated as having been acquired at the same time as the Old Option.

Where any New Options are granted pursuant to this clause 7.4, Rules 4.3, 6, 7, 8, 9, 10.1, and 10.3 to 10.6 shall, in relation to the New Options, be construed as if references to the Company and to the Shares were references to the Acquiring Company or, as the case may be, to the other company whose shares the New Options relate, and to the shares in that other company, but references to Participating Company shall continue to be construed as if references to the Company were references to Catalyst International, Inc.

7.5	If the Company or the UK Company passes a resolution for voluntary winding up, any Subsisting Option may be exercised within six months of the passing of the resolution.
7.6	For the purposes of this Rule 7, other than Rule 7.4, a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.
7.7	The exercise of an Option pursuant to the preceding provisions of this Rule 7 shall be subject to the provisions of Rule 9 below.
7.8

Where, in accordance with Rule 7.4, Subsisting Options are released and New Options granted the New Options shall not be exercisable in accordance with Rule 7.1, 7.2, and 7.3 above by virtue of the event by reason of which the New Options were granted.

7.9

For the avoidance of doubt, nothing in this Rule 7 shall apply unless there is a change in the ultimate Control of the Company in which case this Rule 7 shall apply to all Eligible Employees. In addition, if there is a change in the ultimate Control of the UK Company this Rule 7 shall apply to all employees of that company or any companies under its control.

8	Variation of Share Capital

In the event of any variation of the share capital of the Company by way of capitalisation or rights issue, consolidation, subdivision, or reduction of capital or otherwise, the number of Shares subject to any Option and the Subscription Price for each of those Shares shall be adjusted in such manner as the Auditors confirm in writing to be fair and reasonable provided that

	i	the aggregate amount payable on the exercise of an Option in full is not increased;
	ii	the Subscription Price for a Share is not reduced below its nominal value;
	iii	no adjustment shall be made without the prior approval of the Board of Inland Revenue; and
	iv	following the adjustment the Shares continue to satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9.
9	Manner of Exercise of Options
9.1	No Option may be exercised by an individual at any time when he is precluded by paragraph 8 of Schedule 9 from participating in the Scheme.
9.2

No Option may be exercised at any time when the shares which may be thereby acquired do not satisfy the conditions specified in paragraphs 10 to 14 of Schedule 9.

An Option shall be exercised by the Option Holder giving notice to the Company in writing of the number of shares in respect of which he wishes to exercise the Option accompanied by the appropriate payment and the relevant option certificate and shall be effective on the date of its receipt by the Company.

9.3
9.4

Shares shall be allotted and issued pursuant to a notice of exercise within 30 days of the date of exercise and a definitive share certificate issued to the Option Holder in respect thereof. Save for any rights determined by reference to a date preceding the date of allotment, such Shares shall rank pari passu with the other shares of the same class in issue at the date of allotment.

9.5

When an Option is exercised only in part, the balance shall remain exercisable on the same terms as originally applied to the whole Option and a new option certificate shall be issued accordingly by the Company as soon as possible after the partial exercise.

10	Administration and Amendment The Scheme shall be administered by the Board whose decision on all disputes shall be final.
10.1
10.2	The Board may from time to time amend the Rules provided that:
	i	no amendment may materially affect an Option Holder as regards an Option granted prior to the amendment being made;
ii

no amendment may be made which would make the terms on which Options may be granted materially more generous or would increase the limit specified in Rule 5.1 without the prior approval of the Company in general meeting; and

	iii	no amendment shall have effect until approved by the Board of Inland Revenue.
10.3	The cost of establishing and operating the Scheme shall be borne by the Participating Companies in such proportions as the Board shall determine.
10.4

The Board may establish a committee consisting of not less than three Board members to whom any or all of its powers in relation to the Scheme may be delegated. The Board may at any time dissolve the Committee, alter its constitution, or direct the manner in which it shall act.

10.5

Any notice or other communication under or in connection with the Scheme may be given by the Company either personally or by post and to the Company either personally or by post to the secretary; items sent by post shall be prepaid and shall be deemed to have been received 72 hours after posting.

10.6

The Company shall at all times keep available sufficient authorised and unissued Shares to satisfy the exercise to the full extent still possible of all Options which have neither lapsed nor been fully exercised, taking account of any other obligations of the Company to issue unissued Shares.

10.7

The maximum number of Options granted under the Scheme shall not exceed options over 500,000 shares. Lapsed Options shall be returned to the Scheme. This is subject to the overriding statutory limits in Rule 5.1.

11	Taxation Liabilities
11.1

If an Option Holder is liable to tax, duties and social security contributions in any jurisdiction outside the United Kingdom as a result of receiving, holding, or exercising the Option or of selling the Shares acquired under the Option, and

11.2	The employer or former employer is liable to make payment to appropriate authorities on account of that liability, then
11.3

The Option Holder must enter into such arrangements as necessary for the purpose of ensuring that the employer/former employer is put in sufficient funds to enable it to discharge its liability to make the payment to the appropriate authority, or is reimbursed for any payment made.